SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

ISS Recommends that Argo Shareholders Vote the WHITE Proxy Card FOR All of Argo’s

Director Nominees

Leading Independent Proxy Advisor Recommends Argo Shareholders Vote AGAINST Voce’s Nominees

Cites Argo Board’s “ongoing refreshment process that incorporates active, contributing, and additive

Board members”

HAMILTON, Bermuda – May 12, 2019 – Leading independent proxy advisory firm Institutional Shareholder Services Inc. (ISS) has recommended shareholders of Argo Group International Holdings, Ltd. (NYSE: ARGO) vote the WHITE proxy card in support of all of Argo’s directors at the Company’s Annual General Meeting on May 24, 2019.

In recommending the WHITE proxy card in its May 11, 2019 report, ISS noted the strong results the Argo Board and management have delivered for shareholders and expressed support for Argo’s Board and strategic direction1:

“The company has delivered strong TSR over the short- and long-term and has demonstrated good overall governance; notably, the Board has appropriately refreshed itself in recent years. The Board also has demonstrated that it has thoughtfully considered many of the concerns raised by the dissident before reaching a conclusion with which the dissident disagrees.”

In concluding that Voce has failed to make a case for its slate of nominees, ISS noted Argo’s “ongoing refreshment process that incorporates active, contributing, and additive Board members.” ISS observed that:

“In fact, independent of the dissident’s involvement, the Board’s refreshment is proceeding at a reasonable pace and the dissident’s allegations of a stale Board do not appear to accurately reflect the current Board dynamic, particularly in the absence of underperforming operations or share returns.”

“We value the support of ISS, which recognizes the strength of our Board’s nominees and our commitment to increasing shareholder value,” said Argo Independent Chairman Gary Woods. “Our strategy of focusing on profitable underwriting and relationships, portfolio investment and disciplined capital allocation is driving strong performance.

“ISS’ recommendation underscores the importance of an orderly process for Board refreshment, which provides stability to the Company’s business and supports our commitment to best-in-class governance.”

Argo shareholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Argo urges shareholders to follow ISS’ recommendation and vote FOR ALL the Company’s director nominees on the WHITE proxy card today.

Shareholders can vote by completing, dating and signing the Company-provided WHITE proxy card, or by telephone or the internet by following the instructions on the WHITE proxy card. Shareholders are urged to discard any and all blue proxy cards sent to you by Voce. If you have already returned a blue proxy card, you can change your vote by signing, dating and returning the WHITE proxy card. Only your latest-dated proxy card will be counted.

[1]	Permission to quote from report was neither sought nor obtained.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com